Exhibit 99.1

Brooks Automation Reports Results for the Fourth Quarter of Fiscal Year Ended September 30, 2016

CHELMSFORD, Mass., Nov. 10, 2016 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets, including semiconductor manufacturing and life sciences, today reported financial results for the fourth quarter of the fiscal year ended September 30, 2016.

Fourth Quarter of Fiscal 2016 Financial and Operational Highlights:

•	Revenue was $157.6 million;

•	GAAP Net Income was $10.5 million with diluted EPS of $0.15;

•	Non-GAAP Net Income was $15.3 million with diluted EPS of $0.22;

•	Life Sciences Systems segment revenue was $31.7 million with segment operating profit of $1.1 million, or $1.5 million excluding amortization of intangibles; and

•	Cash flow from operations was $23.4 million.

Full Fiscal Year 2016 Financial and Operational Highlights:

•	Revenue was $560.3 million;

•	GAAP Net Loss was $69.5 million with diluted EPS of ($1.01);

•	Non-GAAP Net Income was $32.6 million with diluted EPS of $0.47;

•	Life Science Systems segment revenue was $108.1 million;

•	Cash flow from operations was $39.5 million; and

•	Total of Cash, Cash Equivalents, and Marketable Securities were $91.2 million as of September 30, 2016.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	September 30,	June 30,	September 30,
Dollars in thousands, except per share data	2016	2016	2015
GAAP net income	$10,547	$8,564	$6,563
GAAP diluted earnings per share	$0.15	$0.12	$0.10

Non-GAAP net income	$15,324	$11,128	$11,394
Non-GAAP diluted earnings per share	$0.22	$0.16	$0.17
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures follows the consolidated statements of operations and statements of cash flows included in this release.

Management Comments
“The fourth quarter performance reflects our competitiveness in both segments and demonstrates the strength of our business model going forward,” commented Steve Schwartz, CEO of Brooks Automation. “The strength of our offerings in the semiconductor segment is keeping us at the top of the industry growth curve in that space and the continued growth of Life Sciences is shaping a future that includes increasing stability and profitability.”

GAAP Summary
Revenue for the fourth quarter of fiscal 2016 increased 7% to $157.6 million compared to the third quarter. The growth was driven by a 9% increase in Brooks Life Science Systems (BLSS) segment and a 6% increase in Brooks Semiconductor Solutions Group (BSSG) segment (formerly Brooks Product Solutions) and Brooks Global Solutions). Gross margin was 35.9%, down 80 basis points from the third quarter of fiscal year 2016.  Operating expenses of $46.2 million increased by 1% or $0.5 million. The expenses for the fourth quarter included restructuring charges of $2.2 million compared to $1.0 million in the third quarter, and an impairment of a note receivable for $0.8 million. Excluding these items, other operating expenses were reduced by 4% or $1.5 million. Operating income from the Life Science Systems segment was $1.1 million in the period. Total GAAP net income in the quarter was $10.5 million and diluted earnings per share were $0.15, an increase of 22% compared to the third quarter.

Revenue for the full fiscal year 2016 was $560.3 million, reflecting an increase of 1%. Operating income was $4.2 million and included restructuring charges of $12.0 million. Diluted net loss per share for the fiscal year was $1.01 reflecting income tax charges of $75.8 million which included a full valuation allowance for U.S. deferred tax assets booked in the second quarter.

Beginning in the third quarter, the Company consolidated the operating results of Brooks Product Solutions and Brooks Global Solutions into one segment, referred to as Brooks Semiconductor Solutions Group, to better align with its new organizational structure and to reflect how strategic directions and resources are determined. The Brooks Life Sciences Systems segment remained unchanged.

The amortization of intangibles, restructuring, impacts of purchase price accounting and special charges are appropriately included in the above GAAP summary of earnings.  The impact on earnings of such non-GAAP adjustments is referenced in the unaudited table included within this release. In the proceeding analysis of non-GAAP results, Brooks adjusted for the impact of amortization of intangibles, restructuring charges, and purchase price accounting to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers. Brooks also excludes special charges or gains such as impairments or gains from the sale of assets that are not representative of the normal operations of the business. Brooks currently carries a valuation allowance reserve against U.S. deferred tax assets in GAAP results. In assessing the appropriate tax rate for non-GAAP results, the Company evaluated the referenced adjustments and concluded it is appropriate to maintain the valuation allowance reserve in deriving the non-GAAP tax rate.

Results of Q4 Fiscal 2016 (Non-GAAP Discussion)
Non-GAAP net income was $15.3 million in the fourth quarter, resulting in non-GAAP earnings per share of $0.22. This compares to non-GAAP net income of $11.1 million and non-GAAP earnings per share of $0.16 in the third quarter, and non-GAAP net income of $11.4 million and non-GAAP earnings per share of $0.17 in the fourth quarter of fiscal year 2015.

As noted above, revenue for the fourth quarter of fiscal year 2016 was $157.6 million, up 7% compared to the third quarter of fiscal year 2016. BSSG's revenue increased 6% to $125.9 million, primarily driven by sales of Contamination Control Solutions of $21.7 million, up $5.9 million from the third quarter. BLSS' revenue grew 9% sequentially to $31.7 million, driven by 4% or $0.6 million sequential growth in the legacy business and 16% or $2.0 million growth in the recently acquired BioStorage services business, which reached $14.4 million of revenue in the quarter. BLSS' revenue of $31.7 million represents 86% growth compared to the fourth quarter of fiscal year 2015 and is driven by revenue from BioStorage acquired on November 30, 2015. Excluding the impact of the acquisition and changes in foreign currency exchange rates, BLSS' organic growth was approximately 7% compared to fourth quarter of fiscal year 2015.

Adjusted gross margin, which excludes amortization, purchase accounting impacts and special charges, was 36.7% in the fourth quarter, down 90 basis points from the prior quarter. BSSG's non-GAAP adjusted gross margin was 36.0% in the fourth quarter compared to 36.9% in the prior period reflecting a decline in royalty income. BLSS' non-GAAP adjusted gross margin was 39.2% in the fourth quarter compared to 40.0% in the prior period, with the legacy Life Sciences business delivering improved margins from large store systems while being offset by a mix within BioStorage service offerings. In summary, the total non-GAAP adjusted gross profit increased by $2.4 million compared to the prior quarter driven by revenue increases across both segments that was offset by lower gross margins.

Bookings for the BSSG business in the fourth quarter totaled $140.1 million compared to $115.2 million in the third quarter. BLSS' bookings were $32.0 million for new contract value, compared to $40.6 million in the third quarter.

Non-GAAP operating expense of $40.3 million decreased 4%, or $1.5 million, sequentially. The decline was driven by lower salary and benefit expenses of $0.9 million, lower depreciation expense of $0.7 million and reduced spending in other areas. These decreases were partially offset by higher stock compensation expense of $1.9 million compared to the third quarter reflecting prior downward adjustments for projected 2015 LTIP performance and current quarter upward adjustments for 2016 LTIP performance.

Adjusted EBITDA was $24.7 million, which improved by 30% from the third quarter. Both segments' non-GAAP operating profit improved in the current quarter. BSSG reported non-GAAP segment operating profit of $16.0 million, which increased by 15% or $2.1 million from the prior quarter. BLSS segment reported non-GAAP operating profit of $1.5 million, an improvement of $1.8 million from prior quarter.

Cash flow from operations was $23.4 million in the fourth quarter. The Company received $2.8 million from the sale of the building in the current quarter, which was presented as an asset held for sale. The Company's cash, cash equivalents, and marketable securities increased by $19.0 million to $91.2 million as of September 30, 2016.

Fiscal Year 2016 Results (Non-GAAP Discussion)
Revenue for the full fiscal year ended September 30, 2016 was $560.3 million, an increase of 1% compared to revenue of $552.7 million in fiscal year 2015. The year-over-year growth was driven primarily by 59% growth in BLSS' revenue to $108.1 million. Non-GAAP net income increased 7% to $32.6 million, or $0.47 per diluted share in fiscal year 2016.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on December 23, 2016 to stockholders of record on December 2, 2016. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for First Fiscal Quarter of Fiscal 2017
The Company announced revenue and earnings guidance for the first quarter of fiscal year 2017. Revenue is expected to be in the range of $157 million to $162 million and non-GAAP diluted earnings per share is expected to be in the range of $0.18 to $0.22. The Company expects the GAAP and non-GAAP tax rate for the fiscal year 2017 to be in the range of 15-20%. (GAAP diluted EPS for the first quarter is projected to be $0.13 to $0.17, reflecting the impact of amortization, purchase price accounting, and anticipated restructuring charges.)

Conference Call
Brooks management will webcast its fourth quarter earnings conference call today at 8:30 a.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-771-6883 (US & Canada only) or 212-231-2901 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks’ technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, by applying expertise in automation and cryogenics, has expanded its offerings to meet the sample storage needs of customers in the life sciences industry. Brooks recently completed a strategic acquisition of BioStorage Technologies, Inc., complementing Brooks’ life sciences offerings with comprehensive outsource services.  Brooks now offers, in addition to a broad range of products and services for on-site infrastructure for sample management in temperatures of -20°C to -150°C, outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

CONTACTS:
Lynne Yassemedis
Brooks Automation
978.262.2400
lynne.yassemedis@brooks.com

John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Revenue
Products	$119,545	$120,470	$421,783	$457,411
Services	38,008	25,295	138,540	95,297
Total revenue	157,553	145,765	560,323	552,708
Cost of revenue (a)
Product	75,158	78,876	267,974	298,348
Services	25,830	14,084	94,268	65,255
Total cost of revenue	100,988	92,960	362,242	363,603
Gross profit	56,565	52,805	198,081	189,105
Operating expenses
Research and development	12,335	13,231	51,543	52,232
Selling, general and administrative	31,594	28,425	130,261	115,270
Restructuring and other charges	2,232	1,002	12,039	4,713
Total operating expenses	46,161	42,658	193,843	172,215
Operating income	10,404	10,147	4,238	16,890
Interest income	142	221	452	899
Interest expense	(101)	(95)	(157)	(395)
Other (expense) income, net	(290)	(2,219)	(579)	421
Income before income taxes and equity in earnings (losses) of equity method investments	10,155	8,054	3,954	17,815
Income tax provision	740	1,640	75,810	3,430
Income (loss) income before equity in earnings (losses) of equity method investments	9,415	6,414	(71,856)	14,385
Equity in earnings (losses) of equity method investments	1,132	149	2,380	(164)
Net income (loss)	$10,547	$6,563	$(69,476)	$14,221
Basic net income (loss) per share	$0.15	$0.10	$(1.01)	$0.21
Diluted net income (loss) per share	$0.15	$0.10	$(1.01)	$0.21
Dividend declared per share	$0.10	$0.10	$0.40	$0.40
Weighted-average shares used in computing earnings (loss) per share:
Basic	68,718	67,583	68,507	67,411
Diluted	69,540	68,677	68,507	68,549
(a) Periods ended September 30, 2016 on a year-to-date basis and September 30, 2015 on a quarter-to-date and year-to-date basis reflect a reclassification correction between the cost of service revenue and the cost of product revenue. Please refer to the Form 10-Q for the period ended June 30, 2016.

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Year Ended September 30,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(69,476)	$14,221
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,046	25,160
Impairment of other assets	807	—
Stock-based compensation	11,737	12,159
Amortization of premium on marketable securities and deferred financing costs	339	1,193
Undistributed (earnings) losses of equity method investments	(2,380)	164
Deferred income tax provision (benefit)	70,273	(2,173)
Loss on write-downs of assets held for sale	—	1,944
Pension settlement	—	232
Gain on disposal of businesses	—	(85)
(Gain) loss on disposal of long-lived assets	(41)	—
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	(1,796)	(5,134)
Inventories	8,565	(5,919)
Prepaid expenses and other current assets	(428)	(2,875)
Accounts payable	(5,143)	8,358
Deferred revenue	(3,290)	(6,779)
Accrued warranty and retrofit costs	290	(407)
Accrued compensation and benefits	(3,234)	(1,148)
Accrued restructuring costs	3,860	(1,247)
Accrued pension costs	(811)	812
Accrued expenses and other current liabilities	2,229	5,251
Net cash provided by operating activities	39,547	43,727
Cash flows from investing activities
Purchases of property, plant and equipment	(12,848)	(16,146)
Purchases of marketable securities	(12,901)	(87,333)
Sales and maturities of marketable securities	139,388	104,008
Disbursement for a loan receivable	(1,821)	—
Acquisitions, net of cash acquired	(125,248)	(14,450)
Proceeds from liquidation of a joint venture	—	1,778
Purchases of other investments	(250)	(5,500)
Proceeds from sales of property, plant and equipment	2,806	6
Net cash used in investing activities	(10,874)	(17,637)
Cash flows from financing activities
Proceeds from issuance of common stock	1,888	1,807
Repayment of debt assumed in business acquisition	—	(8,829)
Payment of deferred financing costs	(708)	—
Proceeds from line of credit	366	—
Common stock dividends paid	(27,503)	(26,992)
Net cash used in financing activities	(25,957)	(34,014)
Effects of exchange rate changes on cash and cash equivalents	1,648	(5,468)
Net increase (decrease) in cash and cash equivalents	4,364	(13,392)
Cash and cash equivalents, beginning of year	80,722	94,114
Cash and cash equivalents, end of year	$85,086	$80,722

Supplemental disclosures:
Cash paid for interest	$114	$395
Cash paid for income taxes, net	$4,930	$3,883

Supplemental disclosure of non-cash investing and financing activities:
Derecognition of a capital lease obligation and the related assets	$—	$7,804

Notes on Non-GAAP Financial Measures:

The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management adjusted for the impact of amortization of intangibles, restructuring charges, and purchase price accounting to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers.  Management also excludes special charges or gains such as impairments or gains from the sale of assets that are not representative of the normal operations of the business. Brooks currently carries a valuation allowance reserve against U.S. deferred tax assets in GAAP results.  In assessing the appropriate tax rate for non-GAAP results, the Company evaluated the referenced adjustments and concluded it is appropriate to maintain the valuation allowance reserve in establishing the non-GAAP tax rate. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

			Quarter Ended
	September 30, 2016		June 30, 2016		September 30, 2015
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net income	$10,547	$0.15	$8,564	$0.12	$6,563	$0.10
Adjustments:
Purchase accounting impact on inventory and contracts acquired	125	—	125	—	—	—
Amortization of intangible assets	3,826	0.06	3,837	0.06	3,213	0.05
Impairment of other assets	807	0.01	—	—	—	—
Restructuring charges	2,232	0.03	996	0.01	1,002	0.01
(Gain) loss on sale of building	—	—	(56)	—	1,944	0.03
Liquidation costs due to dissolution of joint venture	—	—	—	—	150	—
Merger costs	81	—	84	—	280	—
Tax effect of adjustments	(2,293)	(0.03)	(2,423)	(0.04)	(1,755)	(0.03)
Non-GAAP adjusted net income	15,324	0.22	11,128	0.16	11,394	0.17
Stock based compensation, pre-tax	3,532	—	1,637	—	2,650	—
Tax rate	16%	—	20%	—	30%	—
Stock-based compensation, net of tax (a)	2,967	0.04	1,318	0.02	1,850	0.03
Non-GAAP adjusted net income - excluding stock-based compensation	$18,291	$0.26	$12,446	$0.18	$13,244	$0.19

Shares used in computing non-GAAP diluted net income per share	—	69,540	—	69,166	—	68,677

(a) The tax rate represents the effective tax rate on non-GAAP taxable ordinary income. We expanded our disclosure to correct and clarify the after tax impact of stock-based compensation on Non-GAAP adjusted net income and diluted EPS. For additional information on the impact of this correction on prior periods, please refer to the conference call presentation included in Investor Relations section of the Brooks website at www.brooks.com.

	Twelve Months Ended
	September 30, 2016		September 30, 2015
Dollars in thousands, except per share data	$	Per Diluted Share	$	Per Diluted Share
GAAP (loss) net income	$(69,476)	$(1.01)	$14,221	$0.21
Adjustments:
Purchase accounting impact on inventory and contracts acquired	624	0.01	1,511	0.02
Amortization of intangible assets	14,979	0.22	12,859	0.19
Impairment of other assets	807	0.01	—	—
Impairment of equity method investments	—	—	681	0.01
Restructuring charges	12,039	0.17	4,713	0.07
(Gain) loss on sale of a building	(56)	—	1,944	0.03
Liquidation costs due to dissolution of joint venture	—	—	219	—
Merger costs	3,384	0.05	712	0.01
Change in valuation allowance against deferred tax assets	79,340	1.14	—	—
Tax effect of adjustments	(9,016)	(0.13)	(6,314)	(0.09)
Non-GAAP adjusted net income	32,625	0.47	30,546	0.45
Stock-based compensation, pre-tax	11,737	0.17	12,159	0.18
Tax rate	46.9%	—	30%	—
Stock-based compensation, net of tax (a)	6,232	$0.09	8,511	$0.12
Non-GAAP adjusted net income - excluding stock-based compensation	$38,857	$0.56	$39,057	$0.57

Shares used in computing non-GAAP diluted net loss per share	—	69,367	—	68,549

(a) The tax rate represents the effective tax rate on non-GAAP taxable ordinary income. We expanded our disclosure to correct and clarify the after tax impact of stock-based compensation on Non-GAAP adjusted net income and diluted EPS. For additional information on the impact of this correction on prior periods, please refer to the conference call presentation for the second quarter ended March 31, 2016 included in the Investor Relations section of the Brooks website at www.brooks.com.

	Quarter Ended
	September 30, 2016		June 30, 2016		September 30, 2015
Dollars in thousands	$	%	$	%	$	%
GAAP Gross profit/gross margin percentage	$56,565	35.9%	$54,163	36.7%	$52,805	36.2%
Adjustments:
Amortization of intangible assets	1,083	0.7%	1,083	0.7%	1,300	0.9%
Purchase accounting impact on inventory and contracts acquired	125	0.1%	125	0.1%	—	—%
Non-GAAP adjusted gross profit/gross margin percentage	57,773	36.7%	55,371	37.5%	54,105	37.1%

	Twelve Months Ended
	September 30, 2016		September 30, 2015
Dollars in thousands	$	%	$	%
GAAP Gross profit/gross margin percentage	$198,081	35.4%	$189,105	34.2%
Adjustments:
Amortization of intangible assets	4,180	0.7%	5,203	0.9%
Purchase accounting impact on inventory and contracts acquired	624	0.1%	1,511	0.3%
Adjusted gross profit/gross margin percentage	$202,885	36.2%	$195,819	35.4%

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2016	2016	2015	2016	2015
GAAP net (loss) income	$10,547	$8,564	$6,563	$(69,476)	$14,221
Adjustments:
Less: Interest income	(142)	(55)	(221)	(452)	(899)
Add: Interest expense	101	37	95	157	395
Add: Income tax provision (benefit)	740	220	1,640	75,810	3,430
Add: Depreciation	2,900	3,633	2,990	13,067	12,272
Add: Amortization of completed technology	1,083	1,083	1,300	4,180	5,202
Add: Amortization of customer relationships and acquired intangible assets	2,743	2,754	1,913	10,799	7,657
Earnings (losses) before interest, taxes, depreciation and amortization	$17,972	$16,236	$14,280	$34,085	$42,278

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30
Dollars in thousands	2016	2016	2015	2016	2015
Earnings before interest, taxes, depreciation and amortization	$17,972	$16,236	$14,280	$34,085	$42,278
Adjustments:
Add: Impairment of other assets	807	—	—	807	—
Add: Impairment of equity method investment	—	—	—	—	681
Add: Stock-based compensation	3,532	1,637	2,650	11,737	12,159
Add: Restructuring charges	2,232	996	1,002	12,039	4,713
Add: Gain on sale of a building	—	(56)	—	(56)	—
Add: Purchase accounting impact on inventory and contracts acquired	125	125	—	624	1,511
Add: Liquidation of a joint venture	—	—	150	—	219
Add: Merger costs	81	84	280	3,384	712
Add: Loss on sale of building	—	—	1,941	—	1,944
Adjusted earnings before interest, taxes, depreciation and amortization	$24,749	$19,022	$20,303	$62,620	$64,217

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2016	2016	2015	2016	2015
GAAP selling, general and administrative expenses	$31,594	$31,854	$28,425	$130,261	$115,270
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(2,743)	(2,754)	(1,913)	(10,799)	(7.656)
Less: Impairment of other assets	(807)	—	—	(807)	—
Less: Merger costs	(81)	(84)	(280)	(3,384)	(712)
Non-GAAP adjusted selling, general and administrative expenses	$27,963	$29,016	$26,232	$115,271	$106,902
Research and development expenses	$12,335	$12,819	$13,231	$51,543	$52,232
Non-GAAP adjusted operating expenses	$40,298	$41,835	$39,463	$166,814	$159,134

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	September 30, 2015
GAAP gross profit	$44,513	$42,904	$48,441	$12,052	$11,259	$4,364
Adjustments:
Amortization of intangible assets	711	711	901	372	372	399
Purchase accounting impact on inventory and contracts acquired	125	125	—	—	—	—
Non-GAAP adjusted gross profit	$45,349	$43,740	$49,342	$12,424	$11,631	$4,763

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems
	Twelve Months Ended		Twelve Months Ended
Dollars in thousands	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP gross profit	$159,018	$171,379	$39,063	$17,726
Adjustments:
Amortization of intangible assets	2,715	3,607	1,465	1,596
Purchase accounting impact on inventory and contracts acquired	624	551	—	960
Non-GAAP adjusted gross profit	$162,357	$175,537	$40,528	$20,282

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	September 30, 2015
GAAP gross margin	35.4%	36.2%	37.6%	38.1%	38.7%	25.6%
Adjustments:
Amortization of intangible assets	0.6%	0.6%	0.7%	1.2%	1.3%	2.3%
Purchase accounting impact on inventory and contracts acquired	0.1%	0.1%	—	—	—	—
Non-GAAP adjusted gross margin	36.0%	36.9%	38.3%	39.2%	40.0%	27.9%

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems
	Twelve Months Ended		Twelve Months Ended
Dollars in thousands	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP gross margin	35.2%	35.4%	36.1%	26.0%
Adjustments:
Amortization of intangible assets	0.6%	0.7%	1.4%	2.3%
Purchase accounting impact on inventory and contracts acquired	0.1%	0.1%	—	1.4%
Non-GAAP adjusted gross margin	35.9%	36.2%	37.5%	29.8%

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	June 30, 2016	September 30, 2015
GAAP operating gross profit	$15,208	$13,119	$18,415	$1,104	$(736)	$(5,017)
Adjustments:
Amortization of intangible assets	711	711	901	372	372	399
Purchase accounting impact on inventory and contracts acquired	125	125	—	—	—	—
Non-GAAP adjusted operating profit	$16,044	$13,955	$19,316	$1,476	$(364)	$(4,618)

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems
	Twelve Months Ended		Twelve Months Ended
Dollars in thousands	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP operating profit	$37,926	$49,695	$(6,451)	$(19,580)
Adjustments:
Amortization of intangible assets	2,715	3,607	1,465	1,596
Purchase accounting impact on inventory and contracts acquired	624	551	—	960
Non-GAAP adjusted operating profit	$41,265	$53,853	$(4,986)	$(17,024)